

              --------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
             | FORM 4 |                                  Washington, D.C.  20549
              --------

| |  Check this box if no longer subject
     to Section 16.  Form 4 or Form 5
     obligations may continue.  See
     Instruction 1(b).                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     (Print or Type Responses)             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                              Section 30(h) of the Investment Company Act of 1940.

-----------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of       | 2. Issuer Name and Ticker or Trading Symbol           | 6. Relationship of Reporting Person(s)   |
|    Reporting Person*         |                                                       |    to Issuer (Check all applicable)      |
|                              |      M.D.C. Holdings, Inc.  /  MDC                    |                                          |
|  Buchwald, Herbert   T.      |                                                       |   _X_ Director         ___  10% Owner    |
|------------------------------|-------------------------------|-----------------------|                                          |
|  (Last)  (First)  (Middle)   | 3. I.R.S. Identification      | 4. Statement for      |   ___ Officer          ___  Other        |
|                              |    Number of Reporting Person |    Month/Day/Year     |  (give title below)    (specify below)   |
|                              |    if an entity (voluntary)   |                       |                                          |
|                              |                               |    October 28, 2002   |   Director                               |
| 3600 S. Yosemite St, #900    |                               |                       |  ___________________________________     |
|------------------------------|                               |-----------------------|------------------------------------------|
|           (Street)           |                               | 5. If Amendment,      | 7. Individual or Joint/Group Filing      |
|                              |                               |    Date of Original   |        (Check Applicable Line)           |
|                              |                               |    (Month/Day/Year)   |                                          |
|                              |                               |                       |  _X_ Form filed by One Reporting Person  |
|                              |                               |                       |                                          |
|                              |                               |                       |  ___ Form filed by More than One         |
|                              |                               |                       |      Reporting Person                    |
|   Denver, Colorado   80237   |                               |                       |                                          |
|------------------------------|--------------------------------------------------------------------------------------------------|
|   (City)  (State)   (Zip)    |           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned       |
|---------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security        |2.Trans-|2A.Deemed|3.Trans- |4. Securities           |5.Amount of     |6.Ownership   |7. Nature of |
|    (Instr.3)                |  action|   Execu-|  action |   Acquired (A) or      |  Securities    |  Form:       |   Indirect  |
|                             |  Date  |   tion  |  Code   |   Disposed of (D)      |  Beneficially  |  Direct (D)  |   Bene-     |
|                             |        |   Date, |(Instr.8)|  (Instr.3, 4 and 5)    |  Owned         |  or          |   ficial    |
|                             |(Month/ |   if any|---------|------------------------|  Following     |  Indirect (I)|   Ownership |
|                             | Day/   | (Month/ |     |   |          | (A) |       |  Reported      | (Instr. 4)   |  (Instr. 4) |
|                             | Year)  |   Day/  |     |   |          | or  |       |  Transaction(s)|              |             |
|                             |        |   Year) |Code | V |  Amount  | (D) | Price | (Instr.3 and 4)|              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|Common Stock $.01 Par Value  |        |         |     |   |          |     |       |     11,163     |       I      |    (1)      |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|-----------------------------|--------|---------|-----|---|----------|-----|-------|----------------|--------------|-------------|
|                             |        |         |     |   |          |     |       |                |              |             |
|---------------------------------------------------------------------------------------------------------------------------------|


|---------------------------------------------------------------------------------------------------------------------------------|
|                        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
|                                   (e.g., puts, calls, warrants, options, convertible securities)                                |
|---------------------------------------------------------------------------------------------------------------------------------|
|1. Title of  |2. Con-  |3.Trans-|3A.Deemed |4.Trans- |5. Number of       |6. Date Exercisable|7. Title and        |8. Price      |
|   Derivative|   ver-  | action |   Execu- |   action|   Derivative      |   and Expiration  |   Amount of        |   of         |
|   Security  |   sion  | Date   |   tion   |   Code  |   Securities      |   Date            |   Underlying       |   Deriv-     |
|  (Instr. 3) |   or    |        |   Date,  |(Instr.8)|   Acquired (A)    |  (Month/Day/Year) |   Securities       |   ative      |
|             |   Exer- |(Month/ |   if any |         |   or Disposed     |                   |   (Instr. 3        |   Security   |
|             |   cise  |  Day/  |          |         |   of (D)          |                   |    and 4)          |  (Instr. 5)  |
|             |   Price |  Year) |  (Month/ |         | (Instr.3,4 and 5) |                   |                    |              |
|             |   of    |        |   Day/   |-----|---|---------|---------|---------|---------|----------|---------|              |
|             |   Deriv-|        |   Year)  |     |   |         |         |         |         |          | Amount  |              |
|             |   ative |        |          |     |   |         |         | Date    | Expira- |          |  or     |              |
|             |   Secur-|        |          |     |   |         |         | Exer-   | tion    |          | Number  |              |
|             |   ity   |        |          |     |   |         |         | cisable | Date    |          |  of     |              |
|             |         |        |          | Code| V |   (A)   |  (D)    |         |         |  Title   | Shares  |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |Common    |         |              |
|Stock Opt (2)|  $24.17 |        |          |     |   |         |         | 06/01/01| 12/01/05|Stock $.01| 22,750  |     -0-      |
|             |         |        |          |     |   |         |         |         |         |Par Value |         |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (3)|  $24.15 |        |          |     |   |         |         | 10/02/01| 10/01/11|  "   "   | 27,500  |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|Non-Statutory|         |        |          |     |   |         |         |         |         |          |         |              |
|Stock Opt (3)|  $36.31 |10/28/02|          |  A  |   |  25,000 |         | 10/28/02| 10/01/12|  "   "   | 25,000  |     -0-      |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|             |         |        |          |     |   |         |         |         |         |          |         |              |
|-------------|---------|--------|----------|-----|---|---------|---------|---------|---------|----------|---------|--------------|
|                                                                                                                                 |
|                                                                                                                                 |
|                                                                                                                                 |
|                                                                                                                                 |
|---------------------------------------------------------------------------------------------------------------------------------|
|     (CONTINUED)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
|                                   (e.g., puts, calls, warrants, options, convertible securities)                                |
|---------------------------------------------------------------------------------------------------------------------------------|
|9. Number of Derivative Securities    | 10.  Ownership Form of Derivative       | 11.  Nature of Indirect Beneficial Ownership   |
|   Beneficially Owned Following       |      Security: Direct (D) or            |                   (Instr. 4)                   |
|   Reported Transaction(s) (Instr. 4) |      Indirect (I) (Instr. 4)            |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|             22,750                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|             27,500                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|             25,000                   |                 D                       |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|                                      |                                         |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|                                      |                                         |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|
|                                      |                                         |                                                |
|--------------------------------------|-----------------------------------------|------------------------------------------------|



Explanation of Responses:   SEE FOOTNOTES ON PAGE 3
                                                        For: Herbert T. Buchwald

                                                        By: /S/ Joseph H. Fretz                          10/29/02
                                                        -------------------------------               -----------------
                                                        **Signature of Reporting Person                      Date
                                                             Joseph H. Fretz
                                                             Attorney-in-Fact

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

         ** Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations
            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Herbert T. Buchwald                        M.D.C. Holdings, Inc.  /  MDC
3600 S. Yosemite St, #900                  Statement for October 28, 2002
Denver, CO  80237                          Page 3 of 3




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




         (1)   Shares owned by a partnership in which the reporting person is a general partner.

         (2)   Represents a stock option under the Company's Director Equity Incentive Plan which meets all of the requirements under former Rule 16b and current Rule 16b-3.

         (3)   Represents a stock option under the Company's Stock Option Plan for Non-Employee Directors which meets all of the requirements under Rule 16b-3.





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